The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated April 6, 2016.

PRELIMINARY PRICING SUPPLEMENT No. U1548AB/A* Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-202913 and 333-180300-03 Dated April 6, 2016

Credit Suisse AG Airbag Autocallable Yield Notes

$ Linked to the iShares® Nasdaq Biotechnology ETF due on or about April 17, 2017

$ Linked to the Market Vectors Oil Services ETF due on or about April 17, 2017

Investment Description

This pricing supplement describes two separate offerings of Airbag Autocallable Yield Notes (each, the “Notes”) each of which is a senior unsecured obligation of Credit Suisse AG, acting through its London branch (“Credit Suisse” or the “Issuer”) linked to the performance of a specific exchange-traded fund (each, the “Underlying”). With respect to each issuance of the Notes, Credit Suisse will pay you a monthly Coupon regardless of the performance of the applicable Underlying unless your Notes are previously called. Credit Suisse will automatically call the Notes prior to maturity if on any Observation Date the closing level of the applicable Underlying is equal to or greater than the Initial Underlying Price. If the Notes are called, Credit Suisse will pay you the principal amount of your Notes plus the Coupon payable on the Coupon Payment Date immediately following that Observation Date (the “Automatic Call Date”), and no further amounts will be owed to you under the Notes. If the Notes are not called prior to maturity and the Final Underlying Price is equal to or greater than the Conversion Price, Credit Suisse will pay you a cash payment at maturity equal to the principal amount of your Notes. If the Notes are not called prior to maturity and the Final Underlying Price is less than the Conversion Price, Credit Suisse will deliver to you a number of shares of the Underlying equal to the product of (i) the principal amount of your Notes divided by the Conversion Price of the Underlying and (ii) the share adjustment factor (the “Share Delivery Amount”) and, if applicable, cash in lieu of fractional shares, the value of which is expected to be worth less than your principal amount and may be worthless. Investing in the Notes involves significant risks. Higher coupon rates are generally associated with a greater risk of loss. You may lose some or all of your investment if the Notes are not called and the Final Underlying Price is less than the Conversion Price. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due. If Credit Suisse were to default on its obligations, you may not receive any amounts owed to you under the Notes.

Features
☐ Automatically Callable — If on any Observation Date the closing level of the applicable Underlying is equal to or greater than the Initial Underlying Price, Credit Suisse will automatically call the Notes and pay you the principal amount of your Notes plus the Coupon payable for that month on the Coupon Payment Date immediately following that Observation Date, and no further payments will be made on the Notes. If the Notes are not called, investors may be exposed to any depreciation of the applicable Underlying from its Initial Underlying Price to its Final Underlying Price.
☐ Contingent Repayment of Principal Amount at Maturity — If the Notes have not been called and the Final Underlying Price is equal to or greater than the Conversion Price, Credit Suisse will pay you the full principal amount of your Notes at maturity. If the Final Underlying Price is less than the Conversion Price, Credit Suisse will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount for your Notes and if applicable, cash in lieu of fractional shares, the value of which is expected to be worth less than your principal amount and may be worthless. The contingent repayment of your principal applies only at maturity. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.
☐ Coupon — Subject to Automatic Call, Credit Suisse will pay you a monthly Coupon. In exchange for receiving a monthly Coupon, you are accepting the risk of receiving the Share Delivery Amount at maturity, the value of which is expected to be worth less than your principal amount and may be worthless.
Key Dates**
Trade Date**	April 8, 2016
Settlement Date**	April 13, 2016
Observation Dates***	Quarterly (see page 4)
Final Valuation Date***	April 10, 2017
Maturity Date***	April 17, 2017
* This amended and restated pricing supplement amends, restates and supersedes Preliminary Pricing Supplement No. U1548AB dated April 5, 2016 in its entirety. We refer to this amended and restated pricing supplement as the “pricing supplement.”
** Expected. See page 4 for additional details.
*** Subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO PAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN EXPOSE YOUR INVESTMENT TO THE FULL DEPRECIATION OF THE APPLICABLE UNDERLYING from its Initial Underlying Price to its Final price. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CREDIT SUISSE. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY EXCHANGe.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
Security Offering

These preliminary terms relate to two separate Note offerings, each of which is linked to a different Underlying. Each has a different Coupon Rate as set forth below and a different Initial Underlying Price, Conversion Price and Share Delivery Amount, all of which will be set on the Trade Date. The performance of each Note offering will not depend on the performance of any other Note offering.

Underlyings	Ticker	Coupon Rate	Initial Underlying Price	Conversion Price	Share Delivery Amount****	CUSIP	ISIN
iShares® Nasdaq Biotechnology ETF	IBB UQ <Equity>	6.00% to 8.00% per annum		$85% of the Initial Underlying Price	• shares per Note	22548R145	US22548R1453
Market Vectors Oil Services ETF	OIH UP <Equity>	6.50% to 8.50% per annum		$80% of the Initial Underlying Price	• shares per Note	22548R152	US22548R1529

**** Equal to the product of (i) $1,000 divided by the Conversion Price and (ii) the share adjustment factor, subject to adjustment as described in “Description of the Securities—Adjustments—For a reference fund” in the accompanying product supplement. If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares of the Underlying in an amount equal to that fraction multiplied by the Final Underlying Price.

Credit Suisse currently estimates the value of each $1,000.00 principal amount of the Notes on the Trade Date for each offering of the Notes will be between $950.00 and $980.00 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the Notes (our “internal funding rate”)). These ranges of estimated values reflect terms that are not yet fixed. Single estimated values reflecting final terms will be determined on the Trade Date. See “Key Risks” in this pricing supplement.

See “Additional Information about Credit Suisse and the Notes” on page 2. The Notes will have the terms set forth in the accompanying product supplement, prospectus supplement and prospectus and this pricing supplement.

The Notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Offering of Notes	Price to Public		Underwriting Discount and Commissions(1)		Proceeds to Credit Suisse AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the iShares® Nasdaq Biotechnology ETF	$•	$1,000.00	$•	$15.00	$•	$985.00
Notes linked to the Market Vectors Oil Services ETF	$•	$1,000.00	$•	$15.00	$•	$985.00

(1) UBS Financial Services Inc., which we refer to as UBS, will act as distributor for the Notes. The distributor will receive a fee from Credit Suisse or one of our affiliates of $15.00 per $1,000.00 principal amount of Notes for each offering of the Notes. For more detailed information, please see “Supplemental Plan of Distribution” on the last page of this pricing supplement.

UBS Financial Services Inc.

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Additional Information about Credit Suisse and the Notes

You should read this pricing supplement together with the product supplement dated May 4, 2015, the prospectus supplement dated May 4, 2015 and the prospectus dated May 4, 2015. This preliminary pricing supplement amends, restates and supersedes Preliminary Pricing Supplement No. U1548AB dated April 5, 2016 in its entirety. You should rely only on the information contained in this Preliminary Pricing Supplement No. U1548AB/A and in the documents listed below in making your decision to invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement No. I dated May 4, 2015: http://www.sec.gov/Archives/edgar/data/1053092/000095010315003534/dp55815_424b2-psno1.htm

♦	Prospectus supplement and Prospectus dated May 4, 2015: http://www.sec.gov/Archives/edgar/data/1053092/000104746915004333/a2224570z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

The Notes are senior unsecured obligations of Credit Suisse and will rank pari passu with all of our other senior unsecured obligations.

In the event the terms of the Notes described in this pricing supplement differ from, or are inconsistent with, the terms described in the product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement will control.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the Notes and the owner of any beneficial interest in the Notes, amend the Notes to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the Notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer on the date the Notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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Investor Suitability
The Notes may be suitable for you if:	The Notes may not be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may be exposed to any depreciation of the applicable Underlying from its Initial Underlying Price to its Final Underlying Price.

♦   You believe the Final Underlying Price is likely to be equal to or greater than the Conversion Price. If the Final Underlying Price is less than the Conversion Price, you believe you can tolerate receiving at maturity the Share Delivery Amount, which is expected to be worth less than your principal amount and may be worthless.

♦   You understand and accept that you will not participate in any appreciation in the price of the applicable Underlying, which may be significant, and that your potential return is limited to the Coupon payments that are based on the coupon rate listed on the cover hereof.

♦   You would be willing to invest in the Notes if the Coupon Rate, for the applicable security, was set equal to the bottom of the range indicated on the cover hereof (the actual Coupon Rates will be set on the Trade Date).

♦   You are willing to forgo any dividends paid on the applicable Underlying.

♦   You are willing to invest in notes that are subject to potential Automatic Call, and you are otherwise willing to hold such notes to maturity and accept that there may be little or no secondary market for the Notes.

♦   You understand and accept the risks associated with the Underlyings.

♦   You are willing to assume the credit risk of Credit Suisse for all payments under the Notes, and understand that the payment of any amount due on the Notes is subject to the credit risk of Credit Suisse.

♦   You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You seek an investment designed to provide a full return of principal at maturity.

♦   You cannot tolerate a loss of all or a substantial portion of your investment, and you are not willing to make an investment that may be exposed to any depreciation of the applicable Underlying from its Initial Underlying Price to its Final Underlying Price.

♦   You believe the Final Underlying Price is likely to be less than the Conversion Price.

♦   You cannot tolerate receiving shares of the Underlying at maturity expected to be worth less than your principal amount and that may be worthless.

♦   You seek an investment that participates in the full appreciation in the price of the applicable Underlying, and whose return is not limited to the Coupon payments that are based on the coupon rate listed on the cover hereof.

♦   You would not be willing to invest in the Notes if the Coupon Rate, for the applicable security, was set equal to the bottom of the range indicated on the cover hereof (the actual Coupon Rates will be set on the Trade Date).

♦   You prefer to receive the dividends paid on the applicable Underlying.

♦   You are unable or unwilling to hold notes that are subject to potential Automatic Call or are otherwise unable or unwilling to hold such notes to maturity or you seek an investment for which there will be an active secondary market for the Notes.

♦   You do not understand or accept the risks associated with the Underlyings.

♦   You are unwilling to assume the credit risk of Credit Suisse for all payments under the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 8 of this pricing supplement for risks related to an investment in the Notes. For more information on the Underlyings, see “The Underlyings” in this pricing supplement.

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Indicative Terms
Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Principal Amount	$1,000.00 per Note
Term	Approximately 12 months, unless called earlier. In the event that we make any change to the expected Trade Date and Settlement Date, the calculation agent may adjust (i) the Observation Dates to ensure that the term between each Observation Date remains the same and/or (ii) the Final Valuation Date and Maturity Date to ensure that the stated term of the Notes remains the same.
Underlyings

iShares® Nasdaq Biotechnology ETF

Market Vectors Oil Services ETF

This pricing supplement describes two separate offerings of Notes, each of which provides returns based on the performance of a specific Underlying.

Coupon

Subject to Automatic Call, Credit Suisse will pay you a monthly Coupon on each Coupon Payment Date, regardless of the performance of the applicable Underlying.

The table below sets forth the Coupon amount (based on the Coupon Rates expected to be (i) between 6.00% and 8.00% per annum for Notes linked to the iShares® Nasdaq Biotechnology ETF and (ii) between 6.50% and 8.50% per annum for Notes linked to the Market Vectors Oil Services ETF that would be applicable to each Coupon Payment Date. The actual Coupon Rates will be set on the Trade Date.

Coupon (per Note)
	iShares® Nasdaq Biotechnology ETF	Between approximately $5.0000 and $6.6667
	Market Vectors Oil Services ETF	Between approximately $5.4167 and $7.0833
Conversion Price	A specified price of the Underlying that is less than the Initial Underlying Price, equal to a percentage of the Initial Underlying Price as specified on the cover hereof.
Coupon Rate	The Coupon rate is expected to be (i) between 6.00% and 8.00% per annum for Notes linked to the iShares® Nasdaq Biotechnology ETF and (ii) between 6.50% and 8.50% per annum for Notes linked to the Market Vectors Oil Services ETF. The actual Coupon Rates will be set on the Trade Date.
Automatic Call Provision

The Notes will be automatically called if on any Observation Date the closing level of the applicable Underlying is equal to or greater than its Initial Underlying Price.

If the Notes are called on any Observation Date, on the Coupon Payment Date immediately following the relevant Observation Date (the “Automatic Call Date”), Credit Suisse will pay you a cash payment per Note equal to your principal amount plus the Coupon payable on that Coupon Payment Date. No further amounts will be owed to you under the Notes.

The Notes will not be subject to an Automatic Call on an Observation Date if the closing level of the applicable Underlying on such Observation Date is below the Initial Underlying Price.

Share Delivery Amount (per Note)	A number of shares of the Underlying equal to the product of (i) the principal amount divided by the Conversion Price of the Underlying and (ii) the share adjustment factor, as determined on the Trade Date. The share adjustment factor is initially set equal to 1.0 on the Trade Date, subject to adjustment as described under “Description of the Securities—Adjustments” in the accompanying product supplement. We will calculate the Share Delivery Amount in the aggregate for all Notes you hold and in lieu of any fractional shares in respect of the aggregate Share Delivery Amount we will pay a cash amount equal to such fractional share multiplied by the Final Underlying Price. If the fractional share amount to be paid in cash is a de minimis amount, as determined by the calculation agent, the holder will not receive such amount.
Payment at Maturity (per Note)

If the Notes are not called and the Final Underlying Price is equal to or greater than the Conversion Price, on the Maturity Date Credit Suisse will pay you a cash payment per Note equal to $1,000.00.

If the Notes are not called and the Final Underlying Price is less than the Conversion Price, on the Maturity Date, Credit Suisse will deliver to you the Share Delivery Amount (and, if applicable, cash in lieu of fractional shares) for your Notes. Any cash payment in lieu of fractional shares will be equal to that fraction multiplied by the Final Underlying Price. The value of the Share Delivery Amount is expected to be worth less than the principal amount and may be worthless.

4

Indicative Terms

Initial Underlying Price	The closing level of the applicable Underlying on the Trade Date. In the event that the closing level for any Underlying is not available on the Trade Date, the Initial Underlying Price for such Underlying will be determined on the immediately following trading day on which a closing level is available.
Final Underlying Price	The closing level of the applicable Underlying on the Final Valuation Date, as determined by the calculation agent.
Observation Dates	The first Observation Date will occur on or about July 14, 2016; Observation Dates will occur quarterly thereafter as listed in the “Observation Dates and Coupon Payment Dates” section below. The final Observation Date, April 10, 2017, will be the “Final Valuation Date.”
Coupon Payment Dates	The first Coupon Payment Date will occur on May 17, 2016; Coupon Payment Dates will occur monthly thereafter as listed in the “Observation Dates and Coupon Payment Dates” section below, except that the Coupon Payment Date for the Final Valuation Date is the Maturity Date.

Supplemental Terms of the Notes

For purposes of the Notes offered by this pricing supplement, all references to each of the following defined terms used in the accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Initial Level	Initial Underlying Price
Final Level	Final Underlying Price
Valuation Date	Final Valuation Date

5

Investment Timeline

Trade Date	The Initial Underlying Price is observed and the Conversion Price for each Underlying is determined.

Monthly, including at maturity if not previously called	Credit Suisse will pay you a Coupon on the applicable Coupon Payment Date.

Quarterly, including the Final Valuation Date

The Notes will be called if the closing level of the Underlying on any Observation Date is equal to or greater than the Initial Underlying Price.

If the Notes are called, we will pay an amount on the immediately following Coupon Payment Date equal to the principal amount plus the applicable Coupon.

Maturity Date

The Final Underlying Price is observed on the Final Valuation Date.

If the Notes have not been called and the Final Underlying Price is greater than or equal to the Conversion Price, on the Maturity Date, Credit Suisse will pay you a cash payment per Note equal to $1,000.00.

If the Notes have not been called and the Final Underlying Price is less than the Conversion Price, Credit Suisse will deliver to you the Share Delivery Amount (and, if applicable, cash in lieu of fractional shares) for your Notes.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO CREDIT SUISSE’S ABILITY TO PAY ITS OBLIGATIONS AS THEY BECOME DUE. IF CREDIT SUISSE WERE TO DEFAULT ON ITS OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES.

6

Observation Dates(1) and Coupon Payment Dates(2)(3)
Observation Dates	Coupon Payment Dates
May 17, 2016
June 17, 2016
July 14, 2016	July 18, 2016
August 17, 2016
September 19, 2016
October 13, 2016	October 17, 2016
November 17, 2016
December 19, 2016
January 12, 2017	January 17, 2017
February 17, 2017
March 17, 2017
April 10, 2017	April 17, 2017

(1)	Each subject to postponement as described in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

(2)	Each subject to the modified following business day convention and subject to postponement as described in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

(3)	Coupons will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Coupon Payment Date, provided that the Coupon payable upon Automatic Call or at maturity, as applicable, will be payable to the person to whom the principal amount upon Automatic Call or the Payment at Maturity, is payable.

7

Key Risks

An investment in the offering of the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the Underlyings. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	You may receive less than the principal amount at maturity — You may receive less at maturity than you originally invested in the Notes. If the Final Underlying Price is less than the Conversion Price, we will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount for each Note that you own instead of the principal amount in cash and, if applicable, cash paid in lieu of fractional shares, the value of which is expected to be worth less than your principal amount and may be worthless. Specifically, the value of the Share Delivery Amount will decline at a greater than 1% to 1% rate if the Final Underlying Price is less than the Conversion Price. For example, if the Conversion Price is 85% of the Initial Underlying Price, the Final Underlying Price is less than the Conversion Price and the Final Underlying Price is 75% of the Initial Underlying Price, the value of your Payment at Maturity as of the Final Valuation Date will be 11.76% less than the principal amount, which reflects a greater loss than the 10% decline from the Conversion Price to the Final Underlying Price. At maturity, if the Final Underlying Price is less than the Conversion Price, and the Notes have not been previously called, the Payment at Maturity you will be entitled to receive is expected to be less than the principal amount of the Notes, and you could lose your entire investment. It is not possible to predict whether the Final Underlying Price will be less than the Conversion Price, and in the event that the Final Underlying Price is less than the Conversion Price, by how much the Final Underlying Price will decrease in comparison to the Initial Underlying Price. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

Furthermore, regardless of the amount of any payment you receive on the Notes you may nevertheless suffer a loss on your investment in the Notes, in real value terms. This is because inflation may cause the real value of any payment you receive on the Notes to be less at maturity than it is at the time you invest, and because an investment in the Notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

♦	The Notes are subject to the credit risk of Credit Suisse — Investors are dependent on our ability to pay all amounts due on the Notes and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the Notes. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the Notes prior to maturity.

♦	The Notes will not pay more than the principal amount, plus the Coupons payable by maturity or upon Automatic Call — The return potential on the Notes is limited to the Coupon Rate regardless of the potential appreciation of the applicable Underlying. Therefore, the Notes do not provide for a return greater than the principal amount, plus the Coupons received up to maturity or upon Automatic Call. Even if the Final Underlying Price is greater than the Initial Underlying Price, you will not participate in the appreciation of the applicable Underlying. If the Final Underlying Price is less than the Conversion Price, we will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount at maturity, which are likely to be worth substantially less than the principal amount as of the maturity date. The actual return on the Notes is limited to the Coupons paid on the Notes and the amount payable per Note may be less than the amount payable on a traditional debt security that pays interest at prevailing market rates or an investment that allows for participation in any appreciation of the applicable Underlying.

♦	The Notes are subject to a potential Automatic Call prior to maturity, which would limit your opportunity to be paid Coupons over the full term of the Notes — If on any Observation Date the closing level of the applicable Underlying is equal to or greater than the Initial Underlying Price, the Notes will be called and you will be entitled to receive a cash payment equal to the principal amount of the Notes you hold plus the Coupon payable on that Coupon Payment Date, and no further payments will be made in respect of the Notes. If the Notes are called prior to maturity, you will lose the opportunity to be paid Coupons from the Automatic Call Date to the scheduled Maturity Date and you may be unable to invest in other Notes with a similar level of risk

8

that provide you with the opportunity to be paid the same coupons as the Notes. Generally, the longer the Notes are outstanding, the less likely it is that they will be automatically called due to the decline in the level of the applicable Underlying and the shorter time remaining for the level of the applicable Underlying to recover.

♦	More favorable terms to you are generally associated with an Underlying with greater expected volatility and therefore can indicate a greater risk of loss — “Volatility” refers to the frequency and magnitude of changes in the price of the Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the price of the applicable Underlying could close below the Conversion Price on the Final Valuation Date, indicating a higher expected risk of loss on the Notes. This greater expected risk will generally be reflected in a higher Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Conversion Price or higher Coupon Rate) than for similar notes linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Conversion Price may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity. The volatility of the applicable Underlying can change significantly over the term of the Notes. The price of the applicable Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential to lose some or all of your principal at maturity.

♦	The value of the Share Delivery Amount could be less on the Maturity Date than on the Final Valuation Date — If the Final Underlying Price is less than the Conversion Price, you will be entitled to receive on the Maturity Date the Share Delivery Amount, which will consist of a whole number of shares of the Underlying plus an amount in cash corresponding to any fractional share. The value of the Share Delivery Amount on the Final Valuation Date will be less than $1,000 per $1,000 principal amount of Notes and could fluctuate, possibly decreasing, in the period between the Final Valuation Date and the Maturity Date. We will make no adjustments to the Share Delivery Amount to account for any such fluctuation and you will bear the risk of any decrease in the value of the Share Delivery Amount between the Final Valuation Date and the Maturity Date.

♦	There are risks associated with the Underlyings — Although shares of the Underlyings are listed for trading on national securities exchanges and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlyings or that there will be liquidity in the trading market. Each Underlying is subject to management risk, which is the risk that a fund's investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to each Underlying's investment strategy or otherwise, its investment advisor may add, delete or substitute the assets held by such Underlying. Any of these actions could adversely affect the price of the shares of each Underlying and consequently the value of the Notes. For additional information about the iShares® Nasdaq Biotechnology ETF and the Market Vectors Oil Services ETF, see “The Underlyings” herein.

♦	The performance and market value of the applicable Underlying, particularly during periods of market volatility, may not correlate to the performance of its Tracked Index — The iShares® Nasdaq Biotechnology ETF will generally invest in all of the equity securities included in the NASDAQ Biotechnology Index® and the Market Vectors Oil Services ETF will generally invest in all of the equity securities included in the Market Vectors US Listed Oil Services 25 Index, each such index a “Tracked Index,” but may not fully replicate the applicable Tracked Index. There may be instances where the Underlyings’ investment advisor may choose to overweight another stock in the Tracked Index for an Underlying, purchase securities not included in the Tracked Index for an Underlying that its investment advisor believes are appropriate to substitute for a security included in such Tracked Index or utilize various combinations of other available investment techniques. In addition, the performance of each Underlying will reflect additional transaction costs and fees that are not included in the calculation of its Tracked Index. Finally, because the shares of the Underlyings are traded on national securities exchanges and are subject to market supply and investor demand, the market value of one share of an Underlying may differ from the net asset value per share of such Underlying.

During periods of market volatility, notes held by the applicable Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the applicable Underlying and the liquidity of the applicable Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the applicable Underlying.

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Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the applicable Underlying. As a result, under these circumstances, the market value of shares of the applicable Underlying may vary substantially from the net asset value per share of the applicable Underlying. For these reasons, the performance of the applicable Underlying may not correlate with the performance of its Tracked Index. For additional information about the variation between the performance of each Underlying and the performance of its Tracked Index, see “The Underlyings” herein.

♦	The stocks included in each Underlying are concentrated in one particular sector — All of the stocks included in the iShares® Nasdaq Biotechnology ETF are issued by companies in the biotechnology and pharmaceutical sectors. As a result, the stocks that will determine the performance of the iShares® Nasdaq Biotechnology ETF are concentrated in the biotechnology and pharmaceutical sectors. All of the stocks included in the Market Vectors Oil Services ETF are issued by companies in the oil services sector. As a result, the stocks that will determine the performance of the Market Vectors Oil Services ETF are concentrated in the oil services sector. Although an investment in the Notes will not give holders any ownership or other direct interests in the stocks held by the Underlyings, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in companies in the biotechnology, pharmaceutical and oil services sectors. Accordingly, by investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in a broader range of sectors.

♦	The equity securities of companies in the oil services sector are subject to swift price fluctuations — Oil services companies depend upon the level of activity in oil and gas exploration and production for their revenues. Negative short-term and long-term trends in oil and gas prices affect the level of this activity. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for oil and gas products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, the equity securities of companies in this sector are subject to swift price fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for oil and gas products and services in general, as well as negative developments in these other areas, would adversely impact the value of the equity securities included in the Market Vectors Oil Services ETF and, therefore, the level of the Market Vectors Oil Services ETF and the value of the Notes.

♦	The estimated value of the Notes on the Trade Date may be less than the Price to Public — The initial estimated value of your Notes on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the Notes includes the agent’s discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the Notes and the cost of hedging our risks as issuer of the Notes through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the Notes. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the Notes (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the Notes in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the Notes can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the Notes at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the Notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar notes of other issuers.

♦	Effect of interest rate used in structuring the Notes — The internal funding rate we use in structuring notes such as these Notes is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade

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Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the Notes will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the Notes. We will also use our internal funding rate to determine the price of the Notes if we post a bid to repurchase your Notes in secondary market transactions. See “—Secondary Market Prices” below.

♦	Secondary market prices — If Credit Suisse (or an affiliate) bids for your Notes in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the Notes on the Trade Date. The estimated value of the Notes on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the Notes in the secondary market (if any exists) at any time. The secondary market price of your Notes at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your Notes could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the Notes and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your Notes will be lower than the Price to Public because it will not include the agent’s discounts or commissions and hedging and other transaction costs. If you sell your Notes to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your Notes may be lower than the price at which we may repurchase the Notes from such dealer.

We (or an affiliate) may initially post a bid to repurchase the Notes from you at a price that will exceed the then-current estimated value of the Notes. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 12 months.

The Notes are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your Notes to maturity.

♦	Credit Suisse is subject to Swiss regulation — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the Notes and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the Notes.

♦	Lack of liquidity — The Notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes when you wish to do so. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the Notes. If you have to sell your Notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss. The full repayment of principal is contingent upon an Automatic Call or, if the Notes are not called, the Final Underlying Price being equal to or greater than the Conversion Price. Because the Payment at Maturity is determined by observing if the Final Underlying Price is equal to or greater than the Conversion Price only on the Final Valuation Date, if you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss even if the price of the applicable Underlying is above the Conversion Price at that time.

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♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent, hedging our obligations under the Notes and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Notes. Further, hedging activities may adversely affect any payment on or the value of the Notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you.

♦	Unpredictable economic and market factors will affect the value of the Notes — The payout on the Notes can be replicated using a combination of the components described in "The estimated value of the Notes on the Trade Date may be less than the Price to Public." Therefore, in addition to the price of the applicable Underlying, the terms of the Notes at issuance and the value of the Notes prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the applicable Underlying;

o	the time to maturity of the Notes;

o	the Automatic Call provision, which would limit the value of the Notes;

o	interest and yield rates in the market generally;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the equity securities included in the Underlyings or markets generally and which may affect the prices of the applicable Underlying;

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your Notes prior to maturity, and such price could be less than your initial investment and significantly different than the amount expected at maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

♦	The Market Vectors Oil Services ETF has a limited trading history — The Market Vectors Oil Services ETF began trading on the NYSE Arca, Inc. (“NYSE Arca”) on December 21, 2011 and therefore has a limited historical performance. Past performance should not be considered indicative of future performance.

♦	No ownership rights in the Underlyings — Your return on the Notes will not reflect the return you would realize if you actually owned shares of the Underlyings or shares of the equity securities included in the Underlyings. The return on your investment is not the same as the total return based on a purchase of shares of the applicable Underlying or shares of the equity securities included in the applicable Underlying.

♦	No dividend payments or voting rights — As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities included in the applicable Underlying.

♦	Anti-dilution protection is limited — The calculation agent will make anti-dilution adjustments for certain events affecting the Underlyings. However, an adjustment will not be required in response to all events that could affect the Underlyings. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the Notes may be materially and adversely affected. See “Description of the Securities—Adjustments—For a reference fund” in the accompanying product supplement.

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Hypothetical Examples of How the Notes Might Perform

The examples below illustrate the payment of Coupons and payments upon Automatic Call or at maturity for a hypothetical offering of the Notes linked to a hypothetical Underlying under various scenarios, with the assumptions set forth below (the actual terms for each of the Notes offerings will be determined on the Trade Date). The hypothetical Coupon Rate represents the bottom of the expected range of one of the two Note offerings in this preliminary pricing supplement; all Coupon Rates will be determined on the Trade Date. The hypothetical Conversion Price represents the Conversion Price given the below hypothetical Initial Underlying Price for one of the two Note offerings in this preliminary pricing supplement. Numbers in the examples and table below have been rounded for ease of analysis. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payment on the Notes per $1,000.00 principal amount to the $1,000.00 Price to Public. You should not take these examples or the table below as an indication or assurance of the expected performance of the applicable Underlying. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

Principal Amount:	$1,000.00
Term:	Approximately 12 months
Hypothetical Coupon Rate:	6.00% per annum (or 0.5000% per month)
Hypothetical Coupon:	$5.0000 per month
Observation Dates:	Quarterly
Hypothetical Initial Underlying Price:	$271.00
Hypothetical Conversion Price:	$230.35 (85.00% of the Hypothetical Initial Underlying Price)
Share Delivery Amount:	4.3412 shares per Note (Principal amount per Note/Hypothetical Conversion Price)
Share adjustment factor:	1.0

Example 1 — Notes are called on the First Observation Date

Date	Closing Level	Payment (per Note)
First Observation Date	$300.00 (at or above Initial Underlying Price)	Notes called; Coupon payments equal $5.0000 on the first through second Coupon Payment Dates; holder entitled to principal plus Coupon payment of $5.0000 on Automatic Call Date.
	Total Payment (per $1,000.00 Note)	$1,015.0000 (1.5000% total return)

Because the closing level of the Underlying is equal to or greater than the applicable Initial Underlying Price on the first Observation Date, the Notes are called on the first Observation Date, and on the Automatic Call Date Credit Suisse will pay you a total of $1,005.0000 per $1,000.00 principal amount (reflecting your principal amount plus the applicable Coupon). When added to the Coupon payments of $10.0000 received on the prior Coupon Payment Dates, you will have received a total of $1,015.0000, a 1.5000% total return on the Notes. You will not receive any further payments on the Notes.

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Example 2 — Notes are NOT called and the Final Underlying Price is equal to or greater than the Conversion Price

Date	Closing Level	Payment (per Note)
First through third Observation Dates	Various (all below Initial Underlying Price)	Notes NOT callable; Coupon payments equal $5.0000 on the first through eleventh Coupon Payment Dates.
Final Valuation Date	$250.00 (at or above Conversion Price, below Initial Underlying Price)	Notes NOT callable; holder is entitled to receive principal plus Coupon payment of $5.0000 on Maturity Date.
	Total Payment (per $1,000.00 Note)	$1,060.00 (6.0000% total return)

Because the closing level of the Underlying was less than the Initial Underlying Price on each Observation Date, the Notes are not called. Because the Final Underlying Price is equal to or greater than the Conversion Price, at maturity, Credit Suisse will pay you $1,005.0000 per $1,000.00 principal amount, which is equal to your principal amount plus the Coupon payment due on the Final Valuation Date.

In addition, you will be entitled to receive Coupon payments of $5.0000 on each Coupon Payment Date prior to the Maturity Date. When added to the Coupon payment of $5.0000 received at maturity, you will have received a total of $1,060.00 per $1,000.00 principal amount, a 6.0000% total return on the Notes.

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Example 3 — Notes are NOT called and the Final Underlying Price is less than the Conversion Price

Date	Closing Level	Payment (per Note)
First through third Observation Dates	Various (all below Initial Underlying Price)	Notes NOT callable; Coupon payments equal $5.0000 on the first through eleventh Coupon Payment Dates.
Final Valuation Date	$92.14 (below Conversion Price)	Notes NOT callable; holder will be entitled to receive the Share Delivery Amount and the Coupon payment of $5.0000 on the Maturity Date.
	Total Payment (per $1,000.00 Note)	$460.0000 (54.0000% loss)

Because the closing level of the Underlying is less than the Initial Underlying Price on each Observation Date, the Notes are not called. Because the Final Underlying Price is less than the Conversion Price, at maturity Credit Suisse will pay you the Share Delivery Amount plus the applicable Coupon payment due at maturity.

The cash value of the Share Delivery Amount will equal:

$92.14 × 4.3412 shares

= $400.00*

The Payment at Maturity = Share Delivery Amount + Coupon Payment at Maturity

= $400.00 + $5.0000 = $405.0000

*$400.00 represents the cash value of the Share Delivery Amount on the Final Valuation Date. Because the Notes are physically settled, at maturity Credit Suisse will deliver to you for each Note, 4 shares of the Underlying, the value of which could be less on the Maturity Date than on the Final Valuation Date, along with cash in lieu of the fractional share.

In addition, you will be entitled to receive Coupon payments of $5.0000 on each Coupon Payment Date prior to the Maturity Date. When added to the Payment at Maturity, you will have received a total of $460.0000 per $1,000.00 principal amount, a 54.0000% total loss on the Notes.

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Hypothetical Payment at Maturity

The table below assumes a Conversion Price of 85% of the Initial Underlying Price and that the Notes are not called prior to the Final Valuation Date. It illustrates, for a $1,000 investment in the Notes, hypothetical Payments at Maturity for a hypothetical range of performance of the applicable Underlying. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

Percentage Change from the Initial Underlying Price to the Final Underlying Price	Return on the Notes as of the Final Valuation Date (excluding Coupon payments)	Payment at Maturity (excluding Coupon payments on the Notes)	Total Coupon Payment	Total Payment/Delivery
−1.00%	0.00%	$1,000.00	$60.00	$1,060.00
−10.00%	0.00%	$1,000.00	$60.00	$1,060.00
−15.00%	0.00%	$1,000.00	$60.00	$1,060.00
−16.00%	−1.18%	4 shares + $77.68	$60.00	4 shares + $137.68
−20.00%	−5.88%	4 shares + $73.98	$60.00	4 shares + $133.98
−30.00%	−17.65%	4 shares + $64.73	$60.00	4 shares + $124.73
−40.00%	−29.41%	4 shares + $55.48	$60.00	4 shares + $115.48
−50.00%	−41.18%	4 shares + $46.24	$60.00	4 shares + $106.24
−60.00%	−52.94%	4 shares + $36.99	$60.00	4 shares + $96.99
−70.00%	−64.71%	4 shares + $27.74	$60.00	4 shares + $87.74
−80.00%	−76.47%	4 shares + $18.49	$60.00	4 shares + $78.49
−90.00%	−88.24%	4 shares + $9.25	$60.00	4 shares + $69.25
−100.00%	−100.00%	$0.00	$60.00	$60.00

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Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the Notes may be used in connection with hedging our obligations under the Notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the Notes (including on any Observation Date) could adversely affect the value of the applicable Underlying and, as a result, could decrease the amount you may receive on the Notes at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

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The Underlyings

Historical Information

The following graphs set forth the historical performance of each Underlying, in each case based on the closing levels of the iShares® Nasdaq Biotechnology ETF from September 23, 2008 through April 4, 2016 and of the Market Vectors Oil Services ETF from December 21, 2011 through April 4, 2016. The closing level of one share of the iShares® Nasdaq Biotechnology ETF on April 4, 2016 was $270.65. The purple dotted line on the iShares® Nasdaq Biotechnology ETF graph represents a hypothetical Conversion Price of $230.05, which is equal to 85% of the Closing Level on April 4, 2016. The closing level of one share of the Market Vectors Oil Services ETF on April 4, 2016 was $25.54. The purple dotted line on the Market Vectors Oil Services ETF graph represents a hypothetical Conversion Price of $20.43, which is equal to 80% of the closing level on April 4, 2016. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the Notes. Any historical trend in the level of the Underlyings during any period set forth below is not an indication that the level of the Underlyings is more or less likely to increase or decrease at any time over the term of the Notes.

For additional information on the iShares® Nasdaq Biotechnology ETF and Market Vectors Oil Services ETF, see “The Underlyings” herein.

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iShares® Nasdaq Biotechnology ETF

We have derived all information contained in this pricing supplement regarding the iShares® Nasdaq Biotechnology ETF, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by iShares® Trust, BlackRock Institutional Trust Company, N.A. (“BTC”) and BlackRock Fund Advisors (“BFA”). The iShares® Nasdaq Biotechnology ETF is an investment portfolio maintained and managed by iShares® Trust. BFA is currently the investment adviser to the iShares® Nasdaq Biotechnology ETF. The iShares® Nasdaq Biotechnology ETF is an exchange-traded fund (“ETF”) that trades on the NASDAQ Stock Market (“NASDAQ”) under the ticker symbol “IBB UQ <Equity>.”

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the iShares® Nasdaq Biotechnology ETF. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares® Trust, BFA, and the iShares® Nasdaq Biotechnology ETF, please see the iShares® Nasdaq Biotechnology ETF’s prospectus. In addition, information about iShares® Trust and the iShares® Nasdaq Biotechnology ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

You may receive shares of the iShares® Nasdaq Biotechnology ETF at maturity as payment on the Notes. Therefore in making your decision to invest in the Notes, you should review the prospectus related to the iShares® Nasdaq Biotechnology ETF dated August 1, 2015 filed by the iShares® Trust (‘‘Market Vectors Oil Services ETF Prospectus’’) available at http://www.sec.gov/Archives/edgar/data/1100663/000119312515262852/d37593d485bpos.htm. In making your decision to invest in the Notes, you should pay particular attention to the sections of the iShares® Nasdaq Biotechnology ETF Prospectus entitled “A Further Discussion of Principal Risks” and ‘‘A Further Discussion of Other Risks.” The contents of the iShares® Nasdaq Biotechnology ETF Prospectus and any documents incorporated by reference therein are not incorporated by reference herein or in any way made a part hereof. We have not undertaken an independent review or due diligence of any publicly available information regarding the iShares® Nasdaq Biotechnology ETF Prospectus.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We have not conducted any independent review or due diligence of any publicly available information with respect to the iShares® Nasdaq Biotechnology ETF.

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Investment Objective and Strategy

The iShares® Nasdaq Biotechnology ETF seeks to track the investment results of an index composed of biotechnology and pharmaceutical equities listed on NASDAQ, which is currently the NASDAQ Biotechnology Index®. The iShares® Nasdaq Biotechnology ETF seeks to track the investment results of the NASDAQ Biotechnology Index® before fees and expenses of the iShares® Nasdaq Biotechnology ETF. The NASDAQ Biotechnology Index® is designed to track the performance of a set of securities listed on NASDAQ that are classified as either biotechnology or pharmaceutical according to the Industry Classification Benchmark.

BFA uses a “passive” or indexing approach to try to achieve the investment objective of the iShares® Nasdaq Biotechnology ETF. The iShares® Nasdaq Biotechnology ETF does not try to “beat” the index it tracks and does not seek temporary defensive positions when markets decline or appear overvalued.

The iShares® Nasdaq Biotechnology ETF generally invests at least 90% of its assets in the securities of the NASDAQ Biotechnology Index® or in depositary receipts representing securities of the NASDAQ Biotechnology Index®. The iShares® Nasdaq Biotechnology ETF may invest the remainder of its assets in certain futures, options and swap contracts, cash and cash equivalents, including money market funds advised by BFA or its affiliates, as well as in securities not included in the NASDAQ Biotechnology Index®, but which BFA believes will help the iShares® Nasdaq Biotechnology ETF track the NASDAQ Biotechnology Index®.

Representative Sampling

BFA uses a representative sampling indexing strategy to manage the NASDAQ Biotechnology Index®. “Representative sampling” is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to the NASDAQ Biotechnology Index®. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the NASDAQ Biotechnology Index®. The iShares® Nasdaq Biotechnology ETF may or may not hold all of the securities in the NASDAQ Biotechnology Index®.

Correlation

The NASDAQ Biotechnology Index® is a theoretical financial calculation, while the iShares® Nasdaq Biotechnology ETF is an actual investment portfolio. The performance of the iShares® Nasdaq Biotechnology ETF and the NASDAQ Biotechnology Index® may vary due to transaction costs, non-U.S. currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the iShares® Nasdaq Biotechnology ETF’s portfolio and the NASDAQ Biotechnology Index® resulting from legal restrictions (such as diversification requirements) that apply to the iShares® Nasdaq Biotechnology ETF but not to the NASDAQ Biotechnology Index® or the use of representative sampling. “Tracking error” is the divergence of the performance (return) of the iShares® Nasdaq Biotechnology ETF’s portfolio and that of the NASDAQ Biotechnology Index®. BFA expects that, over time, the iShares® Nasdaq Biotechnology ETF’s tracking error will not exceed 5%. Because the iShares® Nasdaq Biotechnology ETF uses a representative sampling indexing strategy, it can be expected to have a larger tracking error than if it used a replication indexing strategy. “Replication” is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The iShares® Nasdaq Biotechnology ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the NASDAQ Biotechnology Index® is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Market Vectors Oil Services ETF

We have derived all information contained in this pricing supplement regarding the Market Vectors Oil Services ETF, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such available information. Such information reflects the policies of, and is subject to change by, the Market Vectors ETF Trust and Van Eck Associates Corporation (“Van Eck”). The Market Vectors Oil Services ETF is an investment portfolio of the Market Vectors ETF Trust, a registered investment company. Van Eck is the investment adviser to the Market Vectors Oil Services ETF. The Market Vectors Oil Services ETF is an exchange-traded fund that trades on the NYSE Arca and is listed under the

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Bloomberg ticker symbol “OIH UP <Equity>”. For additional information on the Market Vectors ETF Trust, see “The Reference Funds – The Market Vectors ETF Trust” in the accompanying underlying supplement.

Information filed by the Market Vectors Oil Services ETF with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and/or the Securities Exchange Act of 1934, as applicable, can be found by reference to its SEC file number: 333-123257 and 811-10325.

You may receive shares of the Market Vectors Oil Services ETF at maturity as payment on the Notes. Therefore in making your decision to invest in the Notes, you should review the prospectus related to the Market Vectors Oil Services ETF dated May 1, 2015 filed by the Market Vectors ETF Trust (‘‘Market Vectors Oil Services ETF Prospectus’’) available at http://www.sec.gov/Archives/edgar/data/1137360/000093041315001961/c80135_485bpos.htm. In making your decision to invest in the Notes, you should pay particular attention to the sections of the Market Vectors Oil Services ETF Prospectus entitled “Principal Risks of Investing in the Fund” and ‘‘Additional Information About the Fund's Investment Strategies and Risks.” The contents of the Market Vectors Oil Services ETF Prospectus and any documents incorporated by reference therein are not incorporated by reference herein or in any way made a part hereof. We have not undertaken an independent review or due diligence of any publicly available information regarding the Market Vectors Oil Services ETF Prospectus.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We have not conducted any independent review or due diligence of any publicly available information with respect to the Market Vectors Oil Services ETF.

The Market Vectors Oil Services ETF seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the Market Vectors US Listed Oil Services 25 Index. The Market Vectors US Listed Oil Services 25 Index (the “Oil Service Index”) is a rules-based index intended to track the overall performance of 25 of the largest U.S. listed, publicly traded oil services companies. The Oil Service Index is comprised of common stocks and depositary receipts of U.S. exchange-listed companies in the oil services sector. These companies may include foreign companies that are listed on a U.S. exchange. Companies are considered to be in the oil services sector if they derive at least 50% of their revenues from oil services, which include oil equipment, oil services or oil drilling. Of the largest 50 stocks in the oil services sector by full market capitalization, the top 25 by free-float market capitalization (e.g., includes only shares that are readily available for trading in the market) and three-month average daily trading volume are included in the Oil Services Index.

The Market Vectors Oil Services ETF was formed under an investment management agreement, dated as of December 20, 2011 among the Market Vectors ETF Trust, Van Eck, other depositors and the owners of the depositary receipts of the Market Vectors Oil Services ETF. The Market Vectors Oil Services ETF is classified as a "non-diversified" investment company under the Investment Company Act of 1940. The depositary receipts of the Market Vectors Oil Services ETF are separate from the common stocks that the Market Vectors Oil Services ETF invests in.

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Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Notes

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Due to the terms of the securities and the uncertainty of the tax law with respect to the characterization of the securities, our special tax counsel, Orrick, Herrington & Sutcliffe LLP, is unable to opine on the characterization of the securities for U.S. federal income tax purposes but believes that it is reasonable to treat the securities as (1) a put option (the “Put Option”) that requires the holder to cash settle against the value of the Underlyings for an amount equal to the Deposit (as defined below) if the Underlyings decline to a defined floor level and end up equal to or less than the initial level and (2) a deposit with us of cash, in an amount equal to the amount paid for a security (the “Deposit”) to secure the holder’s potential obligation to cash settle against the value of the Underlyings. In the absence of an administrative or judicial ruling to the contrary, we intend to treat the securities and, by acceptance of the securities, you agree to treat the securities as consisting of a Deposit and a Put Option with respect to the Underlyings for all U.S. federal income tax purposes. The possible alternative characterizations and risks to investors of such characterizations are discussed below. In light of the fact that we agree to treat the securities in accordance with such characterization, the balance of this discussion assumes that the securities will be so treated.

Alternative Characterizations of the Notes

You should be aware that the characterization of the securities as described above is not certain, nor is it

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binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described below. For example, the IRS might assert that securities with a term of more than one year constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities. If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities (the comparable yield). The characterization of the securities as contingent payment debt instruments under these rules is likely to be adverse. However, if the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments. Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price. A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the securities as income upon receipt. Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income. You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as contingent payment debt instruments or short-term debt obligations.

It is also possible that the IRS would seek to characterize a security as a notional principal contract (an “NPC”). In general, payments on an NPC are accrued ratably (as ordinary income or deduction, as the case may be) over the period to which they relate regardless of an investor’s usual method of tax accounting. Payments made to terminate an NPC (other than perhaps a final scheduled payment) are capital in nature. Deductions for NPC payments may be limited in certain cases. Certain payments under an NPC may be treated as U.S. source income. The IRS could also seek to characterize your securities as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. Alternatively, in the event that the securities have a term of more than one year and reference an equity interest in a “pass-thru entity” within the meaning of Code section 1260 (which includes shares in, among others, an exchange-traded fund, a regulated investment company, a real estate investment trust, a partnership or a trust), the IRS might assert that the securities constitute a “constructive ownership transaction.” If the securities were treated as a constructive ownership transaction, under Code section 1260, all or a portion of your gain, if any, from the securities would be recharacterized as ordinary income, and you would be required to pay additional tax calculated by reference to interest on the tax on such recharacterized income. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally

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depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership, and disposition of the securities.

Payment of Coupons

In accordance with the agreed-upon tax treatment described above, we will treat each coupon (a “Coupon”) as comprised of a component that is stated interest on the security, which should be treated as interest on the Deposit of 0.748%, and the balance of the Coupon should be treated as a payment of put premium received by you in respect of the Put Option to us (the “Put Premium”). The Put Premium component of each Coupon will be treated as an installment payment of the Put Premium for the Put Option. Any Put Premium paid prior to redemption or maturity of the securities should be treated as short-term capital gain when received.

We will treat the Deposit as a debt obligation issued by us. Consistent with this treatment, U.S. Holders should include the interest component of each Coupon in income as received or accrued, based on their method of accounting.

Payment at Redemption or Maturity of the Notes

If at redemption or maturity the amount due is paid in cash, a U.S. Holder should be deemed to receive all or a portion of the Deposit and any accrued but unpaid Coupons. Any Coupons deemed to be received will be taxed as described above. Ordinarily, there should be no gain or loss on the Deposit, and it is assumed that this will be the case.

If the amount received at redemption or maturity (excluding any Coupon paid at such time) is paid in cash and is less than the amount of the Deposit, the Put Option should be deemed exercised at the time of redemption or maturity, as the case may be. In such a case, the difference between the Deposit and the amount received, less accrued but unpaid interest on the Deposit to which the U.S. Holder is entitled (taxed as described above), is deemed to have been paid to settle the Put Option. Any loss on the Put Option, calculated as (a) the Deposit, less (b) the amount received at redemption or maturity (excluding any Coupon paid at such time and less accrued but unpaid interest on the Deposit to which the U.S. Holder is entitled) plus the Put Premium (excluding any Put Premium that has been included in income), should be short-term capital loss.

If the amount of cash paid at redemption or maturity is equal to the Deposit (excluding any Coupon paid at such time), the Put Option should be deemed to have expired unexercised and an amount equal to any accrued but unpaid Put Premium should be treated as short-term capital gain. The interest portion of any Coupon should be taxed as described above.

If at redemption or maturity the amount due is paid in physical shares or units of the Underlyings, the U.S. Holder should not recognize any gain or loss with respect to the Put Option (other than with respect to cash received in lieu of fractional shares or units, as described below). A U.S. Holder will have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the securities. A U.S. Holder’s tax basis in the securities generally is equal to the Deposit less any Put Premium received that has not been included in income. The U.S. Holder’s holding period for any physical shares or units received will start on the day after the delivery of the physical shares or units. A U.S. Holder will generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which will be equal to the U.S. Holder’s basis in all of the physical shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units). If the Underlyings are shares in a non-U.S. company, including ADSs, you may be subject to the passive foreign investment company (“PFIC”) rules (see “Passive

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Foreign Investment Company Rules” below).

Sale or Exchange of the Notes

Upon a sale or exchange of a security, a U.S. Holder should allocate the sale proceeds received between the Deposit and the Put Option on the basis of their respective fair market values on the date of sale. The U.S. Holder should generally recognize gain or loss with respect to the Deposit in an amount equal to the difference between the amount of the sale proceeds allocable to the Deposit (less accrued but unpaid interest on the Deposit which will be taxed as described above under “Payment at Redemption or Maturity of the Notes”) and the U.S. Holder’s adjusted tax basis in the Deposit (which generally will equal the issue price of the security). Generally, there should be no gain or loss with respect to the Deposit.

A U.S. Holder should generally recognize gain or loss with respect to the Put Option in an amount equal to the difference between the amount of the sale proceeds allocable to the Put Option and the U.S. Holder’s adjusted tax basis in the Put Option. If the value of the total sale proceeds received (minus accrued but unpaid interest with respect to the Deposit) exceeds the Deposit, then the U.S. Holder should recognize short-term capital gain equal to the amount of remaining sale proceeds allocable to the Put Option. If the value of the Deposit exceeds the total sale proceeds received (minus accrued but unpaid interest with respect to the Deposit), then the U.S. Holder should be treated as having paid the buyer an amount equal to the amount of such excess in exchange for the buyer’s assumption of the U.S. Holder’s rights and obligations under the Put Option (such excess being referred to as “Deemed Payment”). In such a case, the U.S. Holder should recognize short-term capital loss in an amount equal to the Deemed Payment made by the U.S. Holder to the buyer with respect to the assumption of the Put Option.

Passive Foreign Investment Company Rules

If the securities provide for the payment of the redemption amount in physical shares or units of the Underlyings and such physical shares or units constitute an ownership interest in a PFIC, U.S. Holders generally would be subject to adverse U.S. federal income tax consequences if physical shares or units are received. If the physical shares or units received were to constitute an ownership interest in a PFIC, a U.S. Holder would be required to (1) allocate the amount of any “excess distribution” in respect of the PFIC (including any gain realized from the disposition of an interest in the PFIC) ratably to each day in its holding period for the physical shares or units (which, as noted above, would begin on the day after delivery of the physical shares or units), (2) pay tax on the excess distribution at the maximum tax rate in effect for each taxable year to which the excess distribution is allocable, and (3) pay additional tax equal to interest accruing (at the rate charged for underpayments of U.S. federal tax) on the tax determined under (2) above, accruing from (a) the beginning of the due date (without regard to extensions) for the filing of tax returns for the taxable years to which the excess distribution is allocated under (1) above, to (b) the due date for the taxable year in which the excess distribution occurred. Also, if the physical shares or units received were treated as an ownership interest in a PFIC, an individual U.S. Holder would not get a step-up in tax basis to the fair market value upon the holder’s death. A U.S. Holder would also be required to file IRS Form 8621 for each year in which the U.S. Holder (i) recognizes gain on the direct or indirect disposition of the physical shares, (ii) receives certain direct or indirect distributions from us, or (iii) makes any of certain reportable elections (including a mark-to-market election). In addition, subject to certain exceptions applicable to de minimis shareholdings, each U.S. Holder who is direct or indirect a shareholder of a PFIC is required to file an annual report on IRS Form 8621. This requirement is in addition to other reporting requirements applicable to ownership in a PFIC. Additionally, in the event a U.S. Holder does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such form is filed.

You should consult with your tax advisor regarding the possible application of the PFIC rules to the securities.

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Medicare Tax

Certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. Holder’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year. “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities). Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain. Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax. If you are an individual, estate, or trust, you should consult with your tax advisor regarding application of the Medicare Tax to your income and gains in respect of your investment in the securities.

Notes Held Through Foreign Entities

Under certain provisions of the “Hiring Incentives to Restore Employment Act,” generally referred to as “FATCA,” and regulations thereunder, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. “Passthru payments” means any withholdable payment and any foreign passthru payment. To avoid becoming subject to the 30% withholding tax on payments to them, we and other foreign financial institutions may be required to report information to the IRS regarding the holders of the securities and, in the case of holders who (i) fail to provide the relevant information, (ii) are foreign financial institutions who have not agreed to comply with these information reporting requirements, or (iii) hold the securities directly or indirectly through such non-compliant foreign financial institutions, we may be required to withhold on a portion of payments under the securities. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. If payments on the securities are determined to be from sources within the United States, we will treat such payments as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a U.S. owned foreign entity and the identity of any substantial U.S. owners of such entity.

Pursuant to the regulations described above and IRS Notice 2015-66, and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above and certain payments made with respect to a “preexisting obligation,” as defined in the regulations), (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2018, and (iii) foreign passthru payments made after the later of December 31, 2018, or the date that final regulations defining the term “foreign

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passthru payment” are published. Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on July 1, 2014 (a “grandfathered obligation”), (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents, and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation). Thus, if you hold your securities through a foreign financial institution or foreign entity, a portion of any of your payments may be subject to 30% withholding.

Information Reporting Regarding Specified Foreign Financial Assets

The Code and regulations thereunder generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year. Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report. Specified foreign financial assets include, with some limited exceptions, any financial account maintained at a foreign financial institution and any debt or equity interest in a foreign financial institution, including a financial institution organized under the laws of a U.S. possession, and any of the following that are held for investment and not held in an account maintained by a financial institution: (1) any stock or security issued by person other than a U.S. person (including a person organized in a U.S. possession), (2) any financial instrument or contract that has an issuer or counterparty that is other than a U.S. person (including a person organized in a U.S. possession), and (3) any interest in a foreign entity. Additionally, the regulations provide that specified foreign financial assets include certain retirement and pension accounts and non-retirement savings accounts.

Under proposed regulations relating to specified domestic entities that have not yet been adopted as final regulations “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets. Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold. Pursuant to an IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder. Penalties apply to any failure to file IRS Form 8938. In the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and the related statute of limitations tolling provision.

Non-U.S. Holders Generally

The U.S. federal income tax treatment of the coupon payments is unclear. Except as provided under “Notes Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” we currently do not intend to withhold any tax on any coupon payments made to a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities, provided that such Non-U.S. Holder complies with applicable certification

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requirements. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Except as provided under “Notes Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” payment of the redemption amount by us in respect to the securities (except to the extent of the Coupons) to a Non-U.S. Holder that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Code and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States. Unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax. A “dividend equivalent” payment is defined under the Code as (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” (a “specified NPC”) that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).

Final regulations provide that a dividend equivalent is any payment that references the payment of (i) a dividend from an underlying security pursuant to a securities lending or sale-repurchase transaction, (ii) a dividend from an underlying security pursuant to a specified NPC, (iii) a dividend from an underlying security pursuant to a specified equity-linked instrument (a “specified ELI”), and (iv) any other substantially similar payment. An underlying security is any interest in an entity if a payment with respect to that interest could give rise to a U.S. source dividend pursuant to Treasury regulation section 1.861-3. An NPC is a notional principal contract as defined in Treasury regulation section 1.446-3(c). An equity-linked instrument (“ELI”) is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) that references the value of one or more underlying securities, including a futures contract, forward contract, option, debt instrument, or other contractual arrangement. A “section 871(m) transaction” is any securities lending or sale-repurchase transaction, specified NPC, or specified ELI.

For payments made before January 1, 2017, the regulations provide that a specified NPC is any notional principal contract (“NPC”) if (a) in connection with entering into the contract, any long party to the contract transfers the underlying security to any short party to the contract, (b) in connection with the termination of the contract, any short party to the contract transfers the underlying security to any long party to the contract, (c) the underlying security is not readily tradable on an established securities market, or (d) in connection with entering into the contract, the underlying security is posted as collateral by any short party to the contract with any long party to the contract. An NPC that is treated as a specified NPC pursuant to the preceding rule will remain a specified NPC on or after January 1, 2017. For any payment

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made on or after January 1, 2017, with respect to any transaction issued on or after January 1, 2017, (a) a “simple” NPC or “simple” ELI that has a delta of 0.8 or greater with respect to an underlying security when the NPC or ELI is issued is a specified NPC or specified ELI, respectively, and (b) a “complex” NPC or “complex” ELI that meets a substantial equivalence test with respect to an underlying security at the time of issuance is a specified NPC or specified ELI, respectively.

A “simple” NPC or “simple” ELI is an NPC or ELI for which, with respect to each underlying security, (i) all amounts to be paid or received on maturity, exercise, or any other payment determination date are calculated by reference to the appropriate single, fixed number of shares of the underlying security, provided that the number of shares can be ascertained when the contract is issued, and (ii) the contract has a single maturity or exercise date with respect to which all amounts (other than any upfront payment or any periodic payments) are required to be calculated with respect to the underlying security. A contract has a single exercise date even though it may be exercised by the holder at any time on or before the stated expiration of the contract. An NPC or ELI that includes a term that discontinuously increases or decreases the amount paid or received (such as a digital option), or that accelerates or extends the maturity is not a simple ELI or simple NPC. A “complex” NPC or “complex” ELI is any NPC or ELI, respectively, that is not a simple NPC or a simple ELI, respectively. Delta is the ratio of the change in the fair market value of the contract to a small change in the fair market value of the number of shares of the underlying security.

Under temporary regulations, the substantial equivalence test measures the change in value of a complex contract when the price of the underlying security referenced by that contract is hypothetically increased by one standard deviation or decreased by one standard deviation and compares the change in value with the change in value of the shares of the equity that would be held to hedge the complex contract over an increase or decrease in the price of the equity by one standard deviation. If the proportionate difference between (a) the change in value of the complex contract and (b) the change in value of its hedge, is no greater than the proportionate difference between (i) the change in value of a “benchmark simple contract” with respect to the same shares and (ii) the change in value of its hedge, then the complex contract is substantially equivalent to the underlying security and dividend equivalent payments with respect to it are subject to withholding. The “benchmark simple contract” is a closely comparable simple contract that, at the time the complex contract is issued, has a delta of 0.8, references the applicable underlying security referenced by the complex contract, and has the same maturity as the complex contract with respect to the applicable underlying security.

If an NPC or ELI contains more than one reference to a single underlying security, all references to that underlying security are taken into account in determining the delta with respect to that underlying security. If an NPC or ELI references more than one underlying security or other property, the delta with respect to each underlying security must be determined without taking into account any other underlying security or property. The regulations provide an exception for qualified indices that satisfy certain criteria. The regulations provide that a payment includes a dividend equivalent payment whether there is an explicit or implicit reference to a dividend with respect to the underlying security.

For securities issued or deemed issued on or after January 1, 2017, withholding on payments made on or after January 1, 2017 will be based on actual dividends or, if stated in writing on the issue date of the securities, on estimated dividends used in pricing the security. If an adjustment is made for the actual dividends, then the true-up payment (in addition to the estimated dividend) is added to the per-share dividend amount. If a transaction is a section 871(m) transaction, information regarding the amount of each dividend equivalent, the delta of the potential 871(m) transaction, the amount of any tax withheld and deposited, the estimated dividend amount and any other information necessary to apply the regulations will be provided as an attachment to this pricing supplement or on the Credit Suisse website.

In accordance with the applicable effective dates, we will treat any portion of a payment or deemed payment on a section 871(m) transaction (including, if appropriate, the payment of the purchase price) that is substantially similar to a dividend as a dividend equivalent, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying

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documentation) is provided. If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld. Transactions may be combined and treated as a section 871(m) transaction, creating liability for you, whether or not we withhold on a dividend equivalent. These final and temporary regulations are extremely complex. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these final and temporary regulations and whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

A security may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the security at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice and Proposed Legislation on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual. Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Members of Congress have from time to time proposed legislation relating to financial instruments, including legislation that would require holders to annually mark to market affected financial instruments (potentially including the securities). These or other potential changes in law could adversely affect the tax treatment of the securities and may be applied with retroactive effect. You are urged to consult your tax advisor regarding how any such potential changes in law could affect you.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion. A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

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Supplemental Plan of Distribution

Under the terms of a distributor accession confirmation with UBS Financial Services Inc., dated as of March 12, 2014, UBS Financial Services Inc. will act as distributor for the securities. The distributor will receive a fee from Credit Suisse or one of our affiliates of $15.00 per $1,000.00 principal amount of Notes for each offering of the Notes. For additional information, see “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

We expect to deliver the Notes against payment for the Notes on the Settlement Date indicated herein, which may be a date that is greater or less than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the Notes more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

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